BUILDERS FIRSTSOURCE, INC.

POLICY ON INSIDER TRADING

(as of December 8, 2025)

In the course of conducting the business of Builders FirstSource, Inc., including its subsidiaries (collectively, the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (“material non-public information”). You must maintain the confidentiality of material non-public information and may not use it in connection with the purchase or sale of Company securities or the securities of any other entity to which the information relates. The Company has adopted this policy on insider trading (the “Policy”) in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company.

Applicability

The restrictions set forth in this Policy apply to all Company officers, directors, and employees, wherever located, and to their spouses, minor children, adult family members sharing the same household, and any other person over whom the officer, director, or employee exercises substantial control over his securities trading decisions. This Policy also applies to any trust or other estate in which a director, officer, or employee has a substantial beneficial interest or as to which he serves as trustee or in a similar fiduciary capacity. This policy will continue to apply to these persons even after they have terminated employment with the Company for so long as any such person is in possession of material non-public information.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, executive officers, and certain designated officers and employees. These policies are set forth in the Company’s Addendum to Insider Trading Policy that applies to directors, executive officers, and certain designated officers and employees of the Company who have access to material non-public information about the Company on a periodic basis. The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits those covered by it from trading in the Company’s securities during blackout periods and requires pre-clearance for all transactions in Company securities.

Material Non-Public Information

Company policy and Federal law strictly prohibit any director, officer, or employee of the Company, whenever and in whatever capacity employed, from trading Company securities (including equity securities, convertible securities, options, bonds, and derivatives thereon) while in possession of material non-public information. This includes the sale of Company shares acquired upon the exercise of options and any exercise of other derivative securities.

If you become aware of any material non-public information, you may not execute any trade in Company securities and you should treat the information as strictly confidential. This prohibition applies to Company securities as well as the securities of any other company about which you acquire material non-public information in the course of your duties for the Company. It also applies to transactions for any Company account, employee account, or account over which the director, officer, or employee has investment discretion. You are responsible for reviewing this Policy and ensuring that your actions do not violate it.

What Is Material Information?

Under Company policy and Federal law, information is material if:

•
there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

•
the information, if made public, would likely affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative, or contingent events and even if it is significant only when considered in combination with publicly available information. Either positive or negative information may be material.

Depending on the facts and circumstances, information that may be considered material includes, but is not limited to:

•
earnings information and quarterly results;

•
guidance on earnings estimates;

•
other unpublished financial results;

•
major litigation or government actions;

•
significant mergers, acquisitions, tender offers, joint ventures, or changes in assets;

•
major developments regarding operations or lending banks;

•
changes in control of the Company or in management;

•
changes in auditors or auditor notification that the issuer may no longer rely on an audit report;

•
events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities, or information related to any additional funding);

•
extraordinary borrowing; and

•
liquidity problems, bankruptcies, or receiverships.

What Is Non-Public Information?

Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information has been publicly disseminated and sufficient time has passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is non-public unless you can point to its official release by the Company in at least one of the following ways:

•
public filings with securities regulatory authorities;

•
issuance of press releases;

•
open meetings with members of the press and the public; or

•
information contained in proxy statements, SEC filings, and prospectuses.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence, a person aware of material non-public information should refrain from any trading activity for approximately two full trading days following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.

Twenty-Twenty Hindsight

If securities transactions are scrutinized, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you must carefully consider how the transaction might be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the General Counsel.

Prohibition on Providing Material Non-public Information to Others

Not only is it illegal and a violation of this Policy to trade while in possession of material non-public information, it is also illegal and a violation of this Policy, as well as the Company’s policy on confidential information as set forth in the Company’s Code of Business Conduct and Ethics, to convey material non-public information to someone else (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who trade. Tipping is illegal regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary or other benefit from the tippee.

Prohibition on Speculation

You may not trade in options, warrants, puts and calls, or similar instruments on Company securities, hold Company securities in margin accounts, or sell Company securities “short” without the prior written approval of the General Counsel. A short sale has occurred if the seller: (i) does not own the securities sold or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. You may not enter into any other hedging transaction involving Company securities or pledge Company securities as collateral for a loan or other obligation without the prior written approval of the General Counsel. Investing in Company securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, do not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer, employee, or other person in conflict with the best interests of the Company and its securityholders. Anyone may, of course, exercise any options granted to him or her by the Company and, subject to the restrictions discussed in this Policy and other applicable Company policies, sell shares acquired through exercise of options.

Confidential Information

If material information relating to the Company or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:

•
Do not discuss confidential information in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants, and on airplanes.

•
Take great care when discussing such information on speaker phones, cellular phones, and on two-way radios. Do not discuss such information with relatives or social acquaintances.

•
Do not give your computer passwords to any other person. Password protect computers and log off when not using them.

•
Put confidential documents away when they are not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.

•
Be aware that the internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. Use Company-authorized encryption software to protect confidential electronic communications where appropriate.

•
Comply with the specific terms of any confidentiality agreements to which you are a party.

•
Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information, as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies. You may not use any such information for your benefit or the benefit of any future employer.

•
You may not bring the confidential information of any former employer to the Company.

Responding to Requests for Information

You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries may come from the media, securities analysts, and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities, and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only Company individuals specifically authorized to do so may answer questions about, or disclose information concerning, the Company.

•
Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, to the Chief Executive Officer, President, Chief Financial Officer, or General Counsel.

•
Refer requests for information regarding the Company from the media or press to the Company’s Chief Executive Officer, President, Chief Financial Officer, or General Counsel.

•
Refer requests for information from the Securities Exchange Commission or other regulators to the General Counsel.

Nothing in this policy shall limit your right to make disclosures to, or participate in communications with, the Securities and Exchange Commission or any other government agency regarding possible violations of law, without prior notice to the Company.

Reporting Violations/Seeking Advice

You should report suspected violations of this policy in person, by telephone, or in writing to the Compliance Committee or by using the Hotline (described in the Company’s Code of Business Conduct and Ethics), which can be reached by calling (888) 811-BLDR (2537). The Hotline is available 24 hours a day, seven days a week. The members of the Compliance Committee are Pete Beckmann, Executive Vice President and Chief Financial Officer; Mike Hiller, Chief Talent Officer; Steve Wernicki, Vice President – Internal Audit; and Minator Azemi, Vice President and Interim General Counsel. You may contact any member of the Compliance Committee (by phone, e-mail or interoffice, regular or overnight mail). The general contact information for the Compliance Committee at Company Headquarters is: Builders FirstSource, Inc., 6031 Connection Dr., Ste. 400, Irving, Texas 75039, phone (214) 880-3500 and fax (214) 880-3577.

In addition, if you:

•
receive material non-public information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or

•
receive confidential information and are unsure if it is within the definition of material non-public information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Compliance Committee. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Penalties for Violations of the Insider Trading Policy and Laws

The personal consequences to you of illegally trading securities while in possession of material non-public information can be severe. Certain securities laws provide that an individual is subject to possible imprisonment and significant fines. These laws apply to all employees – not just officers and directors. Subject to applicable law, Company employees who violate this policy may also be subject to discipline by the Company, up to and including termination of employment.